Underlying supplement no. 1230 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated April 10, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

iShares® MSCI Brazil Index Fund (EWZ)

General

Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to an index fund. The index fund attempts to replicate an underlying index. This underlying supplement no. 1230 describes the iShares® MSCI Brazil Index Fund (the “Index Fund”). The index underlying the Index Fund (the “Underlying Index”) is the MSCI Brazil IndexSM. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplement. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and the relevant terms supplement, term sheet or pricing supplement, including the description of the iShares® MSCI Brazil Index Fund set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meanings given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or the relevant terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement and the relevant terms supplement.

Investing in notes linked to the iShares® MSCI Brazil Index Fund involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 1230 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1230, the accompanying base prospectus and the MTN prospectus supplement, the relevant product supplement or the relevant terms supplement. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

April 10, 2008

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Lehman Brothers Holdings Inc. The notes, linked to the performance of the iShares® MSCI Brazil Index Fund, are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

“MSCI Brazil IndexSM” is a service mark of MSCI, Inc. (“MSCI”, the successor to Morgan Stanley Capital International, Inc.) and is expected to be licensed for use by Lehman Brothers Holdings Inc. Notes linked to the performance of the iShares® MSCI Brazil Index Fund, which is correlated, in part, with the MSCI Brazil IndexSM, are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in any such notes.

Underlying Supplement
Risk Factors	US-1
THE iSHARES® MSCI BRAZIL INDEX FUND	US-5

MTN Prospectus Supplement
Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

This underlying supplement no. 1230, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous communications concerning the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1230, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1230, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1230, the relevant terms supplement, and the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that

US-i

the regulations of Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1230, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1230, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

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RISK FACTORS

Your investment in notes linked to the Index Fund will involve certain risks. Investing in the notes is not equivalent to investing directly in the shares of the Index Fund, any of the stocks held by the Index Fund or any of the stocks included in the Underlying Index. In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the discussions of risk and the other information contained in this underlying supplement, the relevant terms supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated by reference in those documents before you decide that an investment in notes linked to the Index Fund is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

There are liquidity and management risks associated with the Index Fund.

Although shares of the Index Fund are listed for trading on the NYSE Arca (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

Barclays Global Fund Advisors (“BGFA”) is the investment advisor of the Index Fund. The Index Fund is subject to management risk, which is the risk that BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

Any amount payable on the notes will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplement, for changes in exchange rates that might affect the Index Fund.

Although the securities held by the Index Fund or the securities included in the Underlying Index are traded in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplement, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the securities held by the Index Fund or the securities included in the Underlying Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. Any amounts we pay in respect of the notes on the maturity date, if any, or otherwise will be determined solely in accordance with the procedures described in the relevant product supplement and terms supplement.

The publisher of the Underlying Index may adjust the Underlying Index in a way that affects its level and adversely affects the value of your note without any obligation to consider your interests.

MSCI, Inc. (“MSCI”), the publisher of the Underlying Index, is responsible for calculating and maintaining the Underlying Index. We are not affiliated with MSCI in any way (except for licensing arrangements discussed below in “The MSCI Brazil IndexSM”) and have no way to control or predict their actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Underlying Index.

MSCI can add, delete or substitute the stocks included in the Underlying Index or make other methodological changes that could change the level of the Underlying Index. You should realize that the changing of the stocks of companies included in the Underlying Index may affect the level of the Underlying Index and in turn the market prices of the shares of the Index Fund, as a newly added company may perform significantly better or worse than the company(ies) it replaces. Additionally,

MSCI may alter, discontinue or suspend calculation or dissemination of the Underlying Index. Any of these actions could affect the market prices of the shares of the Index Fund and adversely affect the value of your notes. MSCI has no obligation to consider your interests in calculating or revising the Underlying Index. See “The iShares® MSCI Brazil Index Fund”.

Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Fund or the Underlying Index or the publisher of the Underlying Index contained in this underlying supplement or any public disclosure of information by the publisher. You, as an investor in the notes, should make your own investigation into the Index Fund and Underlying Index and the publisher of the Underlying Index.

We cannot control actions by BGFA which may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and BGFA has no obligation to consider your interest.

The policies of BGFA concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of stocks held by the Index Fund and the manner in which changes affecting the Underlying Index are reflected in the Index Fund could affect the market price of shares of the Index Fund and, therefore, the amount payable on notes on the stated maturity date and the trading value of the notes before maturity or automatic call, if applicable. The amount payable on your note and its value could also be affected if BGFA changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if BGFA discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of your note. If events such as these occur or if the closing price of one share of the Index Fund is not available on a valuation date, the calculation agent may determine the closing price of one share of the Index Fund on such valuation date and thus the amount payable on the maturity date in a manner it considers appropriate, in its sole discretion.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Fund contained in this underlying supplement or any public disclosure of information by BGFA. You, as an investor in the notes, should make your own investigation into the Index Fund.

We cannot control actions by the companies whose stocks or other equity securities are held by the Index Fund or included in the Underlying Index, including actions that could adversely affect the value of your notes.

We are not affiliated with any of the companies whose stock is held by the Index Fund or included in the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks held by the Index Fund or included in the Underlying Index or your notes. None of the money you pay us will go to BGI or MSCI or any of the companies represented in the Underlying Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

The stocks held by the Index Fund or included in the Underlying Index are not necessarily representative of that industry.

The performance of the Index Fund or the Underlying Index may not correlate with the performance of its respective sector. The Index Fund or the Underlying Index may decline in value even if its respective sector as a whole rises in value, or the Index Fund or the Underlying Index may rise in value even if its respective sector as a whole declines in value. Furthermore, one or more of the issuers of the stocks held by the Index Fund or included in the Underlying Index may engage in new lines of business or cease to be involved in the particular industry.

You will have no shareholder rights in issuers of the securities held by the Index Fund or in the stocks included in the Underlying Index.

Investing in the notes is not equivalent to investing in the Index Fund or in any of the securities held by the Index Fund or any of the securities included in the Underlying Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that you would have as a holder of the securities held by the Index Fund or included in the Underlying Index.

Many economic and market factors will impact the value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

In addition to the price of the shares of the Index Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of the stocks held by the Index Fund or included in the Underlying Index;

•	the time to maturity of the notes (and any associated “time premium”);

•	the dividend rate on the stocks held by the Index Fund or included in the Underlying Index;

•	interest and yield rates in the market generally as well as in the markets of the stocks held by the Index Fund or included in the Underlying Index;

•

economic, financial, political, geographical, agricultural, meteorological, regulatory or judicial events that affect the stocks held by the Index Fund or included in the Underlying Index or markets generally and which may affect the Index Fund; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The correlation between the performance of the Index Fund and the performance of the Underlying Index may be imperfect.

The performance of the Index Fund and that of its Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of the Index Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from its net asset value per share; shares of the Index Fund may trade at, above or below their net asset value per share.

For the foregoing reasons, the performance of the Index Fund may not correlate perfectly with the performance of its Underlying Index over the same period. Because of this imperfect correlation, the return on the notes to the extent dependent in the return on the Index Fund, may not be the same as an investment directly in the stocks included in the Underlying Index or the same as a debt security with a payment at maturity linked to the performance of the Underlying Index.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the Underlying Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.

Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Underlying Index are traded are not as large as the U.S. securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Index Fund are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

Time differences between the cities where the Underlying Index trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities included in the Underlying Index trade and New York City (where the notes may trade), there may be discrepancies between the levels of the Underlying Index and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the level of the Underlying Index remains unchanged for multiple trading days in New York City.

THE iSHARES® MSCI BRAZIL INDEX FUND

We have derived all information contained in this underlying supplement no. 1230 regarding the iShares® MSCI Brazil Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the polices of, and is subject to change by BGFA. Additionally, the iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the MSCI Brazil IndexSM which reflects the policies of, and is subject to change by BGFA. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

You can obtain the level of the iShares® MSCI Brazil Index Fund at any time from the Bloomberg Financial Markets page “EWZ <Index> <GO>“ or from the iShares website at www.iShares.com. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1230 or any terms supplement. We make no representation or warranty as to the accuracy or completeness of such information.

Investment Objective and Strategy

The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil IndexSM, its Underlying Index. The iShares® MSCI Brazil Index Fund holds equity securities traded primarily in Brazil. The MSCI Brazil IndexSM was developed by MSCI, Inc. (“MSCI”) as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil.

As of February 29, 2008, the iShares® MSCI Brazil Index Fund’s three largest equity securities were Petroleo Brasileiro SA, Preferred, Petroleo Brasileiro SA and Cia Vale do Rio Doce, Preferred-Class A. Its three largest sectors were materials, energy and financials.

The iShares® MSCI Brazil Index Fund uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track its Underlying Index. In order to provide additional flexibility to comply with the requirements of the U.S. Internal Revenue Code and other regulatory requirements and to manage future corporate actions and Underlying Index changes in the Brazilian market, the iShares® MSCI Brazil Index Fund will at all times invest at least 90% of its assets in the securities of its Underlying Index and ADRs based on securities of its Underlying Index, and at least 90% of its assets in the securities of its Underlying Index or in securities included in the Brazilian market, but not in the Underlying Index, or in ADRs based on the securities in the Underlying Index. The iShares® MSCI Brazil Index Fund may invest its other assets in futures contracts, other types of options and swaps related to its Underlying Index, as well as cash and cash equivalents, including share of money market funds affiliated with BGFA.

Representative Sampling

The iShares® MSCI Brazil Index Fund pursues a “representative sampling” strategy in attempting to track the performance of its Underlying Index, and generally does not hold all of the equity securities included in its Underlying Index. The iShares® MSCI Brazil Index Fund invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of its Underlying Index.

Correlation

The MSCI Brazil IndexSM is a theoretical financial calculation, while the iShares® MSCI Brazil Index Fund is an actual investment portfolio. The performance of the iShares® MSCI Brazil Index Fund and its Underlying Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® MSCI Brazil Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® MSCI Brazil Index Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the iShares® MSCI Brazil Index Fund will concentrate to approximately the same extent that its Underlying Index concentrates in the stocks of such particular industry or group of industries.

Holdings Information

As of February 29, 2008, 99.36% of the iShares® MSCI Brazil Index Fund’s holdings consisted of equity securities, 0.18% consisted of cash and 0.46% was in other assets, including dividends booked but not yet received. The following tables summarize the iShares® MSCI Brazil Index Fund’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of February 29, 2008

Company	Percentage of Total Holdings
Petroleo Brasileiro SA, Preferred	14.80%
Petroleo Brasileiro SA	12.98%
Cia Vale do Rio Doce, Preferred-Class A	11.35%
Cia Vale do Rio Doce, ADR	9.25%
Banko Bradesco SA, Preferred	4.64%
Banco Itau Holding Financeira, SA, Preferred	4.40%
Uniao de Bancos Brasileiros SA	3.47%
Cia de Bebidas das Americas, Preferred	2.96%
Cia Siderurgica Nacional SA	2.68%
Gerdau SA, Preferred	2.03%

Top holdings by sector as of February 29, 2008

Sector	Percentage of Total Holdings
Materials	31.31%
Energy	27.78%
Financials	16.65%
Utilities	5.83%
Consumer Staples	5.51%
Telecommunication Services	4.17%
Consumer Discretionary	3.53%
Industrials	3.24%
Information Technology	0.55%
Health Care	0.18%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the

iShares® website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1230 or any terms supplement.

MSCI Brazil IndexSM Composition and Calculation

The MSCI Brazil IndexSM is published by MSCI Inc. (“MSCI”) and is intended to measure the performance of equity markets in Brazil. The MSCI Brazil IndexSM is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. Component companies must meet objective criteria for inclusion in the MSCI Brazil IndexSM, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Brazil IndexSM is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Brazil IndexSM is published by Bloomberg under the index symbol “MXBR”.

The MSCI Brazil IndexSM is part of the MSCI Equity Indices series. MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.

MSCI recently announced changes to the methodology used in its MSCI International Equity Indices. The current MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, are transitioning to the Global Investable Market Indices methodology described below. The first phase of the transition of the MSCI Standard Indices, which include the MSCI Brazil IndexSM, was completed on November 30, 2007. At the end of the transition period (May 30, 2008), the current MSCI Standard Indices will be composed of the MSCI Large Cap and Mid Cap Indices. The current MSCI Small Cap Index will transition to the MSCI Small Cap Index resulting from the new methodology. Together, the relevant MSCI Large Cap, Mid Cap and Small Cap Indices will make up the MSCI Investable Market Index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules contained herein, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

MSCI Brazil IndexSM Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing event-related changes. Changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Transition

MSCI will transition the current MSCI Standard Index, the Small Cap Index and all indices derived from the MSCI Standard Index to the Global Investable Market Indices methodology described above.

All indices that are constructed with the Standard Indices as their basis, such as the GDP-weighted indices, 10/40 Indices and other custom indices, High Dividend Yield Indices, the MSCI Global Value and Growth Indices, etc., will continue to be derived from the Standard Indices throughout the transition.

The second phase of the transition of the MSCI Standard and the MSCI Small Cap Indices to the MSCI Global Investable Market Indices methodology will take place on May 30, 2008 (the first phase having been completed on November 30, 2007). The final additions and deletions of constituents for the second phase will be announced at least four weeks in advance of their implementation in the Standard and Small Cap Indices. All indices derived from the MSCI Standard Indices will follow the two-phase transition, except for the MSCI Euro and Pan Euro Indices which were transitioned in one phase on November 30, 2007. The transition will be synchronized for all markets and composites.

During the transition period, MSCI will be producing the MSCI Provisional Standard and Provisional Small Cap Indices to assist investors in understanding the changes that would occur if the Global Investable Market Indices methodology were immediately implemented in the current MSCI Standard and Small Cap Indices. The Provisional Indices also provide increased flexibility to current investors who wish to transition to the Global Investable Market Indices methodology on their own schedule.

The Provisional Standard and Provisional Small Cap Indices and the new Size Segment and Style Indices that will be created based on this methodology are official MSCI indices and, as such, can be used for a variety of purposes, including as the basis for new investment mandates and for investment vehicles such as passive mutual funds, exchange traded funds and listed and over-the-counter derivative contracts.

Reflecting Constituent Changes in the Standard Indices at the Transition Points

In the first phase of the transition, which was completed on November 30, 2007:

•	After rebalancing the Provisional Standard Indices as per the SAIR, they were compared with the relevant Standard Indices.

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All companies that were in the Provisional Standard Index but not in the corresponding Standard Index were added to the Standard Index at half of their free float-adjusted market capitalization, and all companies that were not in the Provisional Standard Index but were in the corresponding Standard Index were retained in the Standard Index but at only half of their free float-adjusted market capitalization.

In the second and final phase in May 2008:

•	The Provisional Standard Indices will be rebalanced.

•	Any and all differences between the rebalanced Provisional Standard Index and the Standard Index will be fully implemented in the Standard Indices.

The transition of the Small Cap Indices will be synchronized with the transition of the Standard Indices, following the same timeline and approach.

Discontinuation of the iShares® MSCI Brazil Index Fund; Alternate Calculation of Price and Closing Price

If the iShares® MSCI Brazil Index Fund (or a successor index fund (as defined herein)) is de-listed from the NYSE Arca (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such successor fund being referred to herein as an “successor index fund”). If the iShares® MSCI Brazil Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the iShares® MSCI Brazil Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® MSCI Brazil Index Fund. If an successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the iShares® MSCI Brazil Index Fund, that successor index fund or closing price will be substituted for the iShares® MSCI Brazil Index Fund (or such successor index fund) for all purposes of the notes.

Upon any selection by the calculation agent of a successor index fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a successor index fund is changed in a material respect, or the iShares® MSCI Brazil Index Fund or a successor index fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the iShares® MSCI Brazil Index Fund or such successor index fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the iShares® MSCI Brazil Index Fund Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the iShares® MSCI Brazil Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the iShares® MSCI Brazil Index Fund (or such successor index fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the iShares® MSCI Brazil Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the iShares® MSCI Brazil Index Fund upon written request by any investor in the notes.

License Agreement with BGI

We have entered into a non-exclusive license agreement with Barclays Global Investors, N.A. (“BGI”) pursuant to which BGI has licensed us the right to use the iShares® mark in connection with the iShares® MSCI Brazil Index Fund.

The license agreement between us and BGI requires that the following language be stated in this underlying supplement: “iShares®” is a registered mark of BGI. BGI has licensed certain trademarks and trade names of BGI to Lehman Brothers Holdings Inc. The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

License Agreement with MSCI

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with MSCI, which would grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use The MSCI Brazil IndexSM in connection with certain products, including the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF OR THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.